Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Smith & Nephew plc

We consent to the incorporation by reference in the registration statements (No. 333-122801, No. 333-13694, No. 333-12052, No. 33-39814, No. 333-155173, No. 333-155172, No. 333-158239, No. 333-168544, No. 333-199117) on Form S-8 of Smith & Nephew plc of our report dated 24 February 2016, with respect to the group balance sheet of Smith & Nephew plc and subsidiaries as of December 31, 2015, and the related group income statement, group statement of comprehensive income, group cash flow statement and group statement of changes in equity, for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 20-F of Smith & Nephew plc.

Our report refers to a change in composition of reportable segments and to our audit of the adjustments that were applied to reflect such change in the 2014 and 2013 group financial statements, as more fully described in Note 2 to the group financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2014 and 2013 group financial statements other than with respect to such adjustments.

/s/ KPMG LLP

KPMG LLP

London, United Kingdom

4 March 2016